Exhibit 99.1

Nortek Reports Second Quarter 2015 Results
Provides Full Year 2015 Financial Guidance

Providence, RI, August 3, 2015 - Nortek, Inc. (Nasdaq: NTK), a global diversified industrial company with leading brands and innovative air management and technology-driven solutions for residential and commercial applications, today announced financial results for the three-month period ended June 27, 2015.
Second Quarter 2015 Consolidated Highlights

•
Net sales decreased 2.0% to $703.9 million, from $718.6 million in the second quarter of 2014. Acquisitions contributed $27.3 million to net sales for the second quarter of 2015. Excluding acquisitions and the impact of foreign exchange translation, net sales decreased 4.2%.

•
GAAP operating earnings were $34.7 million, compared with an operating loss of $32.1 million in the second quarter of 2014. The second quarters of 2015 and 2014 include non-cash impairment charges of $1.2 million and $80.4 million, respectively. Acquisitions contributed $400,000 to GAAP operating earnings in the second quarter of 2015.

•
Adjusted operating earnings* were $53.4 million, compared with $59.2 million in the second quarter of 2014. Adjusted operating margin was 7.6%, compared with 8.2% in the prior-year period. Acquisitions contributed $600,000 to adjusted operating earnings in the second quarter of 2015.

•
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* was $83.2 million, compared with $88.6 million in the second quarter of 2014. Adjusted EBITDA margin was 11.8%, compared with 12.3% in the prior-year period. Acquisitions contributed $3.1 million to adjusted EBITDA in the second quarter of 2015.

•
GAAP net loss was $2.3 million, or $0.14 loss per diluted share, compared with GAAP net loss of $46.2 million, or $2.97 loss per diluted share, in the second quarter of 2014. In addition to the non-cash impairment charges noted above, GAAP net losses in the second quarters of 2015 and 2014 reflect loss from debt retirement charges of $14.8 million and $1.8 million, respectively.

•
Net cash used in operating activities was $25.6 million, compared with $7.9 million in the second quarter of 2014. Capital expenditures were $9.9 million, compared with $10.4 million in last year’s second quarter. Free cash flow, which is defined as net cash used in operating activities minus capital expenditures, was negative $35.5 million, compared with negative $18.3 million in the second quarter of 2014.

•	As of June 27, 2015, Nortek had $26.2 million of unrestricted cash and cash equivalents on its balance sheet, compared with $58.4 million on December 31, 2014.

•
As of June 27, 2015, Nortek had $129.0 million of borrowings outstanding under its ABL facility, including approximately $50.0 million used for the acquisition of Anthro Corporation. Nortek had no borrowings outstanding under its ABL facility on December 31, 2014 and had $134.0 million of borrowings outstanding under its ABL facility on July 31, 2015.

* See appendix for reconciliation to most comparable GAAP equivalent.
Management Commentary
“Although four of our five major segments performed as expected this quarter with some solid underlying growth fundamentals, a temporary operational setback in our HVAC business weighed on our overall sales and profitability,” said President and Chief Executive Officer Michael J. Clarke. “Our Air Quality and Ergonomics businesses delivered solid year-over-year organic growth in sales plus improved operating earnings and margins this quarter, and we significantly reduced the operating loss in our total AV businesses. These improvements were partially offset by the anticipated decline in our Custom Air segment related to lower sales to a major customer, as well as a large concentration of Security segment orders delivered in the second quarter last year.”
“The key challenge we faced this quarter, however, was an unexpected decline in HVAC segment shipment levels primarily during April and May, due to the inability of our third-party warehousing and logistics provider in the residential part of the business to keep up with the level of order activity during our peak season,” Clarke said. “We immediately addressed the issue by bringing our internal HVAC distribution back online, and shipments increased substantially in June as a result. Nevertheless, we were unable to fully recover from the lost shipments during the quarter. Based on our current order flow, backlog and constant communication with our customers, we believe we have put this issue largely behind us. We expect a return to normal shipping performance in the HVAC segment in the second half of 2015.”
Clarke added, “We have made a lot of progress streamlining our portfolio and addressing non-strategic, unprofitable product lines, including the restructuring of certain of our Custom Air operations that we announced last quarter. We also just completed the sale of one of the Audio Video entities. The total operating loss related to the operations we are restructuring and the entity we sold was $43.5 million (including depreciation and amortization and impairment charges of $6.4 million and restructuring expenses of $12.0 million) for the latest twelve months ended June 2015. The planned elimination of these losses in the future is expected to have a significant impact on our overall profitability.”
Second Quarter 2015 Segment Highlights

•
Net sales in the Air Quality & Home Solutions (AQH) segment increased 0.2% (up 4.0% on a constant currency basis) compared with the second quarter of 2014. The increase on a constant currency basis was primarily driven by higher sales in North America into the appliance and wholesale channels.

•
In the Security & Control Solutions (SCS) segment, net sales declined 10.2% from last year’s second quarter, mainly due to a difficult comparison to the prior year when we shipped a large concentration of orders in the second quarter of 2014.

•
Net sales in the Ergonomic & Productivity Solutions (ERG) segment were up 23.8% (up 8.5% excluding the Anthro acquisition) from the second quarter last year. The organic increase in net sales was mainly driven by higher Ergotron branded sales, partially offset by lower sales to retail customers.

•
In the Residential & Commercial HVAC (RCH) segment, net sales increased 0.4% (decreased 8.5% on a constant currency basis, excluding acquisitions) compared with the second quarter of 2014. The Company believes the organic decrease in sales was primarily driven by approximately $15 to $20 million of lost sales related to the problems experienced with the move to a third-party logistics provider, as discussed above.

•
Net sales in the Custom & Commercial Air Solutions (CAS) segment were down 11.4% (8.4% lower on a constant currency basis) compared with the second quarter of 2014. The decrease reflected the anticipated decline in sales to a major U.S. semiconductor capital equipment customer whose product demand in 2014 was concentrated in the first half and is cyclical in nature. Excluding sales to this customer and the impact of foreign exchange translation, net sales increased $10.5 million, or 10.6%, in the second quarter of 2015.

•
In the Audio, Video & Control Solutions (AVC) segments, net sales decreased 2.7% compared with last year’s second quarter. The decrease reflected lower sales of professional video signal management products, partially offset by strong year-over-year growth in the residential portion of AVC.

Management Comments on the Outlook
“Looking ahead to the back-half of the year, we are confident in our direction,” Clarke said. “Conditions in the residential and nonresidential construction markets remain favorable, and we expect to see the benefits of lower raw material prices and our restructuring efforts flow through in the third and fourth quarters.”
“In addition, we expect favorable sales comparisons in the Custom Air business given our level of backlog and the fact that the headwind from our major semiconductor capital equipment customer is largely behind us this year,” said Clarke. “Product demand in Air Quality is growing, and important new product introductions are expected to accelerate our momentum in that business. Although the HVAC segment faces a difficult year-over-year comparison in the fourth quarter, we expect shipping patterns to normalize, while anticipated efficiencies in our Mexican operations should enhance the segment’s profitability. We continue to anticipate increased demand, year-over-year, in the markets served by our Security and Ergonomics businesses during the second half, leading to solid performance in those segments for 2015 as a whole.”
“In summary, the underlying trends in our end markets are favorable, we have exciting new products in the pipeline, and actions underway to significantly improve our cost position,” Clarke said. “As a result, Nortek is well-positioned to deliver growth in profitability and maximize long-term value for our shareholders.”

Outlook
Given that its first-half operating results are not indicative of its anticipated performance for the full-year, and due to unusual factors that affected its first half, the Company is providing guidance for the full year ending December 31, 2015 as follows:

•	Net sales are expected to be in the range of $2.5 billion to $2.575 billion.

•	Adjusted EBITDA is expected to be in the range of $290 million to $300 million.

•	The above range of adjusted EBITDA includes approximately $18 million to $20 million of adjusted EBITDA losses on businesses that are being restructured and the AVC entity sold.
The Company does not anticipate providing guidance on an on-going basis and does not undertake a duty to update this guidance.

Conference Call Details
Nortek has scheduled a conference call to review its second-quarter 2015 results tomorrow, August 4, 2015, at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the Company’s website at www.nortek.com. The live call also can be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. For those who are unable to listen to the live call, the webcast will be archived on the Company’s website. An accompanying slide presentation also will be available on the website.
About Nortek
Nortek is a global, diversified industrial company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The Company’s broad array of offerings includes ventilation products such as range hoods and bathroom fans, security and audio/video solutions, heating and cooling products, air management systems, and ergonomic and productivity solutions.
As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.
Safe Harbor Statement
In this press release, we discuss and analyze the results of operations and financial condition of Nortek, Inc. and its wholly owned subsidiaries. In addition to historical information, we also make statements relating to the future, called “forward-looking” statements, which are provided under the “safe harbor” protection of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "seek," "should," "will," or "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include: global economic conditions; the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets; the availability and cost of certain raw materials and purchased components (including, among others, steel, copper, aluminum, electronics, motors, plastics, compressors, various chemicals and paints, and packaging); compliance with conflict minerals regulations; weather fluctuations; acquisition and integration risks; the success of our operational improvement initiatives; potential restructurings and business shutdowns; competition; foreign economic and political conditions; increased costs associated with regulatory compliance, including environmental, health and safety laws and the U.S. Foreign Corrupt Practices Act; foreign currency fluctuations; international business practices; maintaining good relationships with customers and suppliers; labor disruptions; product innovations and improvements; product and warranty liability claims; product recalls or reworks; employment levels; intellectual property rights; security breaches;

maintaining pension plans; changes in tax law; our ability to normalize shipping performance in the RCH segment; and our ability to service our indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, readers are urged to carefully review and consider the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under Item 1A in our Annual Report on Form 10-K and any further disclosures the Company makes on related subjects in subsequent reports filed with the SEC.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the second quarter ended
	June 27, 2015	June 28, 2014
	(Dollar amounts in millions, except per share data)

Net Sales	$703.9	$718.6
Cost of products sold	505.8	509.0
Gross profit	198.1	209.6
Selling, general and administrative expense, net	146.1	146.1
Impairment of long-lived assets and goodwill	1.2	80.4
Amortization of intangible assets	16.1	15.2
Operating earnings (loss)	34.7	(32.1)
Net interest expense	(24.9)	(26.6)
Loss from debt retirement	(14.8)	(1.8)
Loss before benefit from income taxes	(5.0)	(60.5)
Benefit from income taxes	(2.7)	(14.3)
Net loss	$(2.3)	$(46.2)

Basic loss per share	$(0.14)	$(2.97)

Diluted loss per share	$(0.14)	$(2.97)

Weighted Average Common Shares:
Basic	15,953,059	15,557,173
Diluted	15,953,059	15,557,173

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in millions)

	June 27, 2015	December 31, 2014
ASSETS
Current Assets:
Unrestricted cash and cash equivalents	$26.2	$58.4
Restricted cash	0.3	0.6
Accounts receivable, less allowances	422.4	324.9
Net inventories	394.4	374.3
Prepaid expenses	19.3	18.4
Other current assets	14.4	10.1
Tax refunds receivable	8.2	8.0
Deferred tax assets	37.5	28.1
Total current assets	922.7	822.8

Long-Term Assets:
Total property and equipment, net	228.1	238.0
Goodwill	499.5	474.3
Intangible assets, less accumulated amortization	630.7	642.6
Deferred debt expense	15.1	17.3
Other assets	15.2	14.1
	1,388.6	1,386.3
Total Assets	$2,311.3	$2,209.1

LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
Short-term bank obligations	$0.3	$0.6
Current maturities of long-term debt	7.9	6.3
Accounts payable	293.2	288.8
Accrued expenses and taxes	216.7	222.4
Total current liabilities	518.1	518.1

Other Liabilities:
Deferred income taxes	117.5	123.5
Other	177.7	185.9
	295.2	309.4

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,473.8	1,339.4

Total stockholders' investment	24.2	42.2
Total Liabilities and Stockholders' Investment	$2,311.3	$2,209.1

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

 NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the second quarter ended
	June 27, 2015	June 28, 2014
	(Dollar amounts in millions)

Cash flows from operating activities:
Net cash used in operating activities	$(25.6)	$(7.9)
Cash flows from investing activities:
Capital expenditures	(9.9)	(10.4)
Net cash paid for businesses acquired	—	(254.9)
Proceeds from the sale of property and equipment	—	0.3
Change in restricted cash and marketable securities	—	0.3
Other, net	(0.7)	(1.1)
Net cash used in investing activities	(10.6)	(265.8)
Cash flows from financing activities:
Proceeds from ABL and other borrowings	128.5	100.8
Payment of ABL and other borrowings	(106.4)	(41.5)
Redemption of the 10% Senior Notes due 2018, including redemption premium	(262.5)	—
Net proceeds from borrowings under the senior secured term loan facility due 2020	261.8	349.1
Redemption of the senior secured term loan facility due 2017	—	(93.0)
Fees paid in connection with debt facilities	(2.7)	(5.9)
Net use from equity transactions	(0.1)	0.3
Excess tax benefit on share-based awards	—	3.8
Other, net	0.1	0.3
Net cash provided by financing activities	18.7	313.9
Net change in unrestricted cash and cash equivalents	(17.5)	40.2
Unrestricted cash and cash equivalents at the beginning of the period	43.7	51.1
Unrestricted cash and cash equivalents at the end of the period	$26.2	$91.3

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(A)
Nortek, Inc. (“Nortek”) and all of its wholly owned subsidiaries, collectively the “Company,” is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. Operating within five primary reporting segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, with additional manufacturing in China and Mexico, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.

The Company operates on a calendar year, and each interim period is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday. The Company's fiscal year always begins on January 1 and ends on December 31. As a result, the Company's first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days. The three months ended June 27, 2015 ("second quarter of 2015") and June 28, 2014 ("second quarter of 2014") each include 91 days.

The accompanying unaudited condensed consolidated summary of operations reflects the accounts of Nortek and all of its wholly-owned subsidiaries after elimination of intercompany accounts and transactions. Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

This unaudited condensed consolidated summary of operations should be read in conjunction with the consolidated financial statements and the notes included in the Company's latest annual report on Form 10-K, as may be updated by quarterly reports on Form 10-Q, and current reports on Form 8-K as filed with the Securities and Exchange Commission.

(B)
The Company has supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures, which the Company refers to as "adjusted" measures, including adjusted operating earnings and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization). Adjusted operating earnings is defined as operating earnings as reported, adjusted to exclude certain cash and non-cash, non-recurring items that are otherwise included in operating earnings. Adjusted EBITDA is defined as adjusted operating earnings, further adjusted to exclude depreciation and amortization expense, and share-based compensation expense.

Adjusted operating earnings and EBITDA are not defined terms under GAAP. Neither should be considered as an alternative to operating earnings or net earnings (loss) as a measure of operating results. There are material limitations associated with making the adjustments to the Company's earnings to calculate adjusted operating earnings and EBITDA, and using these non- GAAP financial measures as compared to the most directly comparable GAAP financial measures. For instance, adjusted operating earnings and EBITDA do not include:

•	interest expense, and, because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of the Company's costs and ability to generate revenue;

•	income tax expense, and because the payment of taxes is part of the Company's operations, tax expense is a necessary element of its costs and ability to operate; or

•
certain cash and non-cash, non-recurring items, and share-based compensation expense, and, because such items can, at times, affect the Company's operating results, the exclusion of such items is a material limitation.

Further, adjusted EBITDA does not include depreciation and amortization expense, and, because the Company uses capital assets, depreciation and amortization expense is a necessary element of its costs and ability to generate revenue.

The Company presents adjusted operating earnings and EBITDA because it considers them important supplemental measures of its performance and believes they are frequently used by the Company's investors and other interested parties, as well as by management, in the evaluation of other companies in its industry. In addition, adjusted operating earnings and EBITDA provide additional information used by the Company's management and Board of Directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes that adjusted operating earnings and EBITDA facilitate operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

While adjusted operating earnings and EBITDA are frequently used as measures of operations and the ability to meet debt service requirements by other companies, the Company’s use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following table reconciles operating earnings to adjusted operating earnings and EBITDA for the second quarters ended June 27, 2015 and June 28, 2014:

	For the second quarter ended
	June 27, 2015	June 28, 2014
	(Dollar amounts in millions)

Operating earnings (loss)	$34.7	$(32.1)
Restructuring and transformation charges (a)	17.1	7.7
Other Adjustments:
Non-cash impairment charges	1.2	80.4
Non-recurring losses (gains) (b)	1.0	(0.3)
Acquisition fees and expenses	0.3	3.7
Gain on sale of assets	—	(0.1)
Joint venture income	(0.5)	—
Net foreign exchange gains (c)	(0.4)	(0.1)
Subtotal - Other Adjustments	1.6	83.6
Adjusted Operating Earnings	53.4	59.2
Depreciation and amortization expense	28.2	27.2
Share-based compensation expense	1.6	2.2
Adjusted EBITDA (d)	$83.2	$88.6

(a)
Includes all restructuring charges, including severance, relocation and transformation/transition costs. Costs associated with these activities for the second quarters ended June 27, 2015 and June 28, 2014 were as follows:

	For the second quarter ended
	June 27, 2015	June 28, 2014
	(Dollar amounts in millions)
Subsidiary Combinations	$0.1	$0.7
Manufacturing Rationalization & Relocation Initiatives	2.7	3.2
Warehousing & Distribution Consolidation	4.9	0.2
CAS Segment Consolidation	5.0	—
Other operational improvement initiatives	1.3	3.6
All other exit and disposal activities	3.1	—
	$17.1	$7.7

(b)
For the second quarter ended June 27, 2015, this amount includes approximately $0.4 million in legal and other professional services incurred related to the FCPA investigation in the SCS segment, approximately $0.7 million of charges associated with executive transition employment and separation agreement costs and other fees within Unallocated, and accretion of approximately $(0.1) million to record leasehold fair value adjustments.

For the second quarter ended June 28, 2014, this amount includes accretion of approximately $(0.3) million to record leasehold fair value adjustments.

(c)	Non-cash foreign exchange (gains) losses relate to intercompany debt not indefinitely invested in our subsidiaries.

(d)
See the Company's Form 10-Q for the quarterly period ended June 27, 2015 for information pertaining to the pro forma effect of acquisitions, which is not reflected in the above presentation of Adjusted EBITDA.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(C)
As noted previously, the Company is providing guidance of the full year ending December 31, 2015. The following table presents a reconciliation from the estimated range of operating earnings to the estimated range of adjusted EBITDA for the year ending December 31, 2015:

	Low	High
	(Dollar amounts in millions)

Operating earnings	$107.9	$117.9
Restructuring and transformation charges	56.5	56.5
Non-cash impairment charges	1.2	1.2
Other non-recurring losses	4.7	4.7
Adjusted Operating Earnings	170.3	180.3
Depreciation and amortization expense	111.9	111.9
Share-based compensation expense	7.8	7.8
Adjusted EBITDA	$290.0	$300.0